EXHIBIT 10.23

REFERRAL AGREEMENT

This Referral Agreement (“Agreement”) is made and entered into as of October 22, 2021 (“Effective Date”) by and between eZero Energy LLC (including its affiliates, “Referrer”), and eCombustible Products Holdings, LLC (“Company”).

WITNESSETH:

WHEREAS, Company and Referrer each desire to enter into a strategic relationship wherein Referrer will identify and introduce prospective customers to the Company for the Company Offerings (as defined below).

NOW, THEREFORE, the parties agree as follows:

1. Definitions

“Confidential Information” means all proprietary information or information marked “confidential”, whether written or oral, disclosed directly or indirectly by the Disclosing Party (as defined below) or by any of its affiliates or representatives, through any means of communication, including by observation of the Receiving Party (as defined below), any of its affiliates or representatives, except any portion thereof which, as proven by documentary evidence: (i) is known to Receiving Party before receipt thereof under this Agreement; (ii) is disclosed to Receiving Party by a third party who is under no obligation of confidentiality to the Disclosing Party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade or publicly through no fault of Receiving Party; or (iv) is independently developed by Receiving Party, without access to the Disclosing Party’s Confidential Information. Marketing materials supplied by the Disclosing Party to the Receiving Party shall not be included in the definition of Confidential Information.

“Company Offerings” means those certain products or services set forth on the applicable Relationship Worksheet for such customer.

“Financing Costs” means (i) required payments of principal and interest for debt financing incurred to build and install the eCombustible modules in support of the contract between the Company and the customer which are paid by the Company during the Referral Fee Period, and (ii) an allocable amount of any fees or expenses incurred by the Company or its affiliates in negotiating and closing such debt financing, in each case as the foregoing relates to the Referral Fee Period.

“Gross Margin” means all revenue generated by a contract entered into between the Company and the customer during the Referral Fee Period, less the electricity, water, labor, service fees, insurance, maintenance and administration expenses of the Company or its affiliates incurred to perform such contract.

“Referral” means an introduction to a prospective customer, in accordance with Section 2 and all such customers shall be listed on Exhibit A, which shall be updated from time to time by the parties.

“Referral Fee” means ten percent (10%) of the Gross Margin net of Financing Costs for the Referral Fee Period or any Extended Referral Fee Period solely for the first contract entered into by the customer. For any Referral Fee due under any Extended Referral Fee Period (see definition below), the Referral Fee shall only be paid on the increased Gross Margin amount less Financing Costs. For the avoidance of doubt, if the contract between the Company and the customer provides for a maximum potential consumption of 300 MWh and the customer initially receives a capacity of only 10 MWh, the Referral Fee Period shall commence again for the 12 month period following each increase in capacity provided to the customer, up to and including the 12 month period following the date on which the customer is provided 300 MWh but during any Extended Referral Fee Period, the Referrer shall only be paid on the difference between the initial capacity of 10MWh and the increased capacity ordered by the customer.

“Referral Fee Period” means, with respect to each customer referred by the Referrer which the Company contracts with, the first year of the first contract with said customer provided that the Referral Fee Period shall automatically be extended to include the 12 month period following each and every instance that the capacity provided to the customer is increased up to and including the maximum potential consumption under the contract (each distinct increase in consumption shall commence a new “Extended Referral Fee Period”).

“Term” means a period commencing upon the Effective Date and continuing for one (1) year unless earlier terminated in accordance with the terms and conditions herein; provided, however. that the Term may be extended by the parties in one (1) year increments if agreed to in writing by both parties before the expiration of the current term. The obligation of the Company to pay the Referral Fee during the Referral Fee Period shall survive the termination or expiration of the Term.

2. Referrals

a. Upon identifying a prospective customer for Company, Referrer will notify Company with the name of the prospective customer and shall provide enough information about the proposed contact person’s position, authority and influence that Company can confirm that the party referred qualifies, in its sole discretion. as a prospective customer; the prospective customers on Exhibit A hereto have been so qualified. The Company shall, within five business days of Referrer providing information as to a customer, notify Referrer if Referrer should proceed in making an introduction or if the party would not qualify as a customer and, as a result, no introduction should be made. As soon as Referrer receives notice to proceed, Referrer shall, as soon as practical, arrange an introductory meeting (or if that is not practical. an introductory teleconference or video conference) between the prospective customer and Company and such prospective customer shall be deemed added to Exhibit B hereto; For the avoidance of doubt, (i) prior customers and contacts of Company not referred to the Company by Referrer shall not be considered customers referred by Referrer, (ii) if the Company does not confirm that a prospective customer identified by the Referrer qualifies as a customer but enters into a contract with that prospective customer within six (6) months thereafter, then. the Referrer shall nonetheless be entitled to the Referral Fee, (iii) the Referral Fee shall also be paid to Referrer in connection with a customer referred by Referrer and qualified by the Company. if a contract between the customer and the Company is signed within two years of the date this Agreement is terminated or expires and (iv) the obligation to pay the Referral Fees for customers that have entered into a contract with the Company during the term hereof shall also survive termination or expiration of this Agreement.

b. Company, in its sole discretion, shall determine the manner in which any relationship resulting from a Referral will be managed.

3. Referral Fees

a. Company shall owe Referrer the applicable Referral Fee during the course of the Referral Fee Period.

b. Company shall pay to Referrer the applicable Referral Fees due as set forth on the applicable Relationship Worksheet via wire transfer of immediately available funds. pursuant to the wire instructions provided by Referrer to Company in writing, within thirty (30) days of receiving payment from the applicable customer.

c. This shall also confirm that upon the Company consummating a transaction with or otherwise involving Benessere Capital Acquisition Corp. (“Benessere”) as a source of capital (a “Transaction”), the Company shall pay to Orchard Securities LLC, an introduction fee in the amount of two and one-half percent (2 1⁄2%) of the net proceeds of a Transaction (“Introduction Fee”); payment shall be made at the time of the closing of the Transaction.Net Proceeds is hereby defined as the capital raised for the Company as a result of a Transaction less all expenses incurred in connection with a Transaction, including but not limited to, legal fees, underwriting fees, banking fees, commissions, accounting fees and any fees paid to Benessere or to reimburse Benessere for its fees and any other expenses paid at the closing of a Transaction. Notwithstanding the foregoing, if the Net Proceeds raised by a Transaction are less than $50 million, then the Introduction Fee shall be paid over a twenty-four month period in eight equal quarterly installments with the initial installment payment to be paid at closing of the Transaction.

4. Further Obligations of The Parties

a. Except as otherwise stated herein, each party will bear all of its own costs and expenses associated with its performance of this Agreement. In no event will either party be liable for any expense incurred by the other unless previously agreed in writing.

b. Each party represents and warrants to the other that it: (i) has all requisite corporate or company power and authority to enter into this Agreement; (ii) is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not and will not conflict with or cause a default with respect to its obligations under any other agreement; (iii) has duly executed and delivered this Agreement; and (iv) this Agreement is enforceable against it in accordance with its terms.

5. Relationship of Parties

The parties hereto expressly understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents, its labor costs and expenses arising in connection therewith and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of that party’s activities, or those of its employees or agents, in the performance of this Agreement. Referrer does not have the authority, right or ability to bind or commit

Company in any way and will not attempt to do so or imply that it may do so. Neither party shall have any right to exercise any control whatsoever over the activities or operations of the other, and it is expressly understood that Referrer’s sole activity is the making of introductions, and Referrer is not performing any other activities pursuant to this Agreement and the Company has the sole right to determine whether to contract or agree with, perform services for and/or provide products to any party introduced by Referrer.

6. Term & Termination

a. This Agreement shall continue until the Term expires unless earlier terminated by either party, for any or no reason, by providing at least fourteen (14) days prior written notice to the other party.

b. Upon termination or expiration of this Agreement for any reason whatsoever: (i) all rights hereunder shall terminate except Referrer’s rights to payments; (ii) Referrer will cease referring customers/prospects to Company; (iii) if the applicable Referral Fee Period extends beyond the date of expiration or termination of this Agreement, Company will continue to pay Referrer the applicable Referral Fee; (iv) Receiving Party shall return to Disclosing Party or certify in writing to Disclosing Party that it has destroyed all documents and other tangible items it or its employees have received pertaining, referring or relating to any Confidential Information; and Sections 7 and 8 will remain in force after the termination or expiration of this Agreement.

7. Confidential Information

a. The parties acknowledge that, in the course of performing the duties under this Agreement, each party may obtain (the “Receiving Party”) Confidential Information of the other party (the “Disclosing Party”). Except as required to perform its obligations under this Agreement, Receiving Party shall not use or disclose any Confidential Information without the prior written consent of Disclosing Party. Receiving Party shall use commercially reasonable care to protect any Confidential Information in its possession, including ensuring that any employees and contractors with access to such Confidential Information have agreed not to disclose the Confidential Information. Receiving Party shall bear the responsibility for any breaches of confidentiality by its employees, contractors or other representatives. Within fifteen (15) days after a request by Disclosing Party (which may be made in Disclosing Party’s sole discretion), Receiving Party shall either return to Disclosing Party all originals and copies of any Confidential Information or destroy the same. Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party, except to the extent required by applicable law,

b. Nothing herein shall prevent either party from disclosing all or part of the Confidential Information of the other as necessary pursuant to the lawful requirement of a governmental agency or when disclosure is required by operation of law; provided, that prior to any such disclosure, Receiving Party shall use reasonable efforts to (i) promptly notify Disclosing Party in writing of such requirement to disclose, and (ii) cooperate fully with Disclosing Party in protecting against any such disclosure including Disclosing Party seeking to obtain a protective order. Receiving Party may comply with any such court order or other legal requirement, but any Confidential Information so disclosed shall continue to be treated as Confidential Information hereunder.

c. Money damages will not be an adequate remedy if this Section 7 is breached and, therefore, the non-breaching party, in addition to any other legal or equitable remedies, shall be entitled to seek an injunction or similar equitable relief against such breach or threatened breach.

8. Miscellaneous

a. Neither party may assign its rights or obligations hereunder or this Agreement, in whole or in part, outright or by way of collateral assignment, without the written consent of the other party; provided, that either party may assign all, but not less than all, of its rights and obligations hereunder to a successor in interest of all or substantially all of the business of that party, whether by sale of assets, reorganization, merger or otherwise provided that such successor shall first confirm in writing its assumption of all obligations of the assignor. Any assignment in contravention of this provision is null and void. This Agreement shall be binding upon and inure to the benefit of the successors and assigns (whether by operation of law, merger, change of control or otherwise) of the parties.

b. If any provision or portion of this Agreement is held to be illegal or unenforceable, that provision or portion shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect, and enforceable consistent with the parties’ original intent. For the avoidance of doubt, the invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity and enforceability of the other provisions hereof.

c. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of both parties.

d. This Agreement is governed by, and is to be interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the state of Florida. Each party hereby irrevocably and unconditionally submits all disputes arising under this agreement to arbitration in Miami, Florida before a single arbitrator of the American Arbitration Association (“AAA”). The arbitration shall be in English and the arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in Florida. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction in the Florida State or Federal Courts located in Miami, Florida. The arbitrator shall enter an award in writing detailing his or her consideration of the relevant facts, the basis and reason for the decision, and his or her adherence to the applicable law. This written decision shall be entered within thirty (30) days after the matter is finally submitted to the arbitrator, and a copy thereof shall be delivered to each party by certified mail and email. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All proceedings under this section are private and confidential, and the arbitrator’s decision shall be final and binding.

e. Neither party (including their respective affiliates and representatives) shall disparage the other party (including their respective affiliates and representatives) or otherwise take any action which could reasonably be expected to adversely affect such party’s (including their affiliates and representatives’) personal or professional reputation.

f. Each party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other party at the addresses set forth immediately below (or to such other address that may be designated by the receiving party from time to time in accordance with this subsection). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this subsection.

If to Company:

eCombustible Products Holdings, LLC

Attention: Jim Driscoll

16690 Collins Ave, Suite 1102

Miami 33160

If to Referrer:

c/o 2110 North West 95th Avenue

Miami, FL 33172

g. Each party has not and, to the party’s officers, managers and/or controlling parties’ knowledge, none of its officers, managers, members, employees, representatives or agents at any time during the last five (5) years have, directly or indirectly, (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal, state or other governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof (as applicable). Neither party nor any of its officers, managers, members, employees, representatives or agents has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

h. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements, whether written or verbal. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

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In witness whereof, the parties have executed this Agreement as of the date first above written.

EZERO ENERGY LLC	ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC

By: Hospitality Energy Solutions LLC
Its: Manager

By: /s/ Shail J. Shah	By: /s/ James M. Driscoll
Name: Shail J. Shah, Manager	Name: James M. Driscoll
Title: Chief Operating Officer

and
By: The Gokus Energy, LLC
Its: Manager

By: /s/ Pablo Aycart
Name: Pablo Aycart, Manager

Agreed and Accepted as to Section 3.c. only:
Orchard Securities LLC

By: /s/ Taylor Garrett
Name: Taylor Garrett
Title: Chief Executive Officer

Exhibit A

Referrals